Exhibit 99.1

FITZGERALD YAP KREDITOR LLP

Via Email kh@interwesttc.com and Melinda@interwesttc.com and Julie@interwesttc.com

Interwest Transfer Company

Attn: Kurt Hughes, Melinda Orth and Julie Felix

1981 Murray Holladay Road, Suite 100

Salt Lake City, UT 84117

Re:	Global Vision Holdings, Inc. (the "Company") Issuance of Company Shares of Common Stock to Asher Enterprises, Inc.

Ladies and Gentlemen:

This law firm represents the Company. We have reviewed documents of Asher Enterprises, Inc. ("Asher") requesting: (1) the issuance of a Company stock certificate for 7,217,391 shares of Class B common stock; and (2) the issuance of that stock certificate without any restrictive legend. This letter is a demand from the Company to cease and desist from issuing any securities of the Company to Asher for the following reasons:

After reviewing the Company's corporate history and reporting status with the Securities and Exchange Commission (the "SEC"), Company shareholders are not currently eligible to utilize the safe harbor from being a statutory underwriter provided by the Rule 144 of Regulation A-R of the Securities Act of 1933 (the "Act").

Instead, Asher is attempting to rely on the general exemption provided by Regulation 4(a)(1) of the Act for a transaction by a person other than an issuer, underwriter or dealer.

There are several reasons why Asher is not entitled to either the issuance of the stock certificate nor the issuance of a stock certificate without a restrictive legend, including, but not limited to:

1.	According to the case of Ackerberg v. Johnson, securities must be held for a minimum of two years before the restrictive legend may be removed. The legal opinion states that the securities were acquired on April 11, 2013. Additionally, there are additional securities dated October 28, 2013. We have not yet been able to ascertain which securities are attempting to be converted, but either way, two years have not yet passed and therefore the restrictive legend may not yet be removed even if a stock certificate was issued.

16148 Sand Canyon Avenue . Irvine, CA 92618 Tel: 949-788-8900. Fax: 949-788-8980 . www.fyklaw.com

Professional Corporation - Of Counsel - Certified Specialist in Estate Planning, Trust and Probate Law - State Bar of California Board of Legal Specialization

Interwest Transfer Company

March 17, 2015

2.	There is case law which states a restrictive legend may not be removed from shares pursuant to "transactions by which substantial quantities of securities are disposed of to the public." The term "substantial quantities" is not defined but the legal opinion states that Asher owns approximately 9.9% of the outstanding securities of the Company. Ownership of 9.9% is substantial in that the SEC requires insider filings to be made by such owners as such owners have the power to sway a shareholder vote. Therefore, the amount of shares being requested is a substantial quantity.

3.	Last, an argument can be made that Asher entered into the debt with a view towards distribution and therefore would be deemed an underwriter regardless of the length of time Asher has held the securities. Whether relying on Rule 144 or Regulation 4(a)(1), it appears that Asher may be a statutory underwriter and therefore not entitled to the benefits of either exemption.

Our investigation into this matter continues and we will update you with the results of our research. This letter is not intended to be a comprehensive recitation of the facts or the law regarding the subject transaction and all of the Company's rights are expressly reserved.

This letter is provided to you as the transfer agent of the Company (the "Transfer Agent") as of the date hereof and we assume no obligation to supplement this letter if, after the date hereof, any applicable laws change, legal decisions are rendered or we become aware of any facts that might change the matters set forth herein. This letter is limited to the matters set forth herein and no other opinions should be inferred beyond those expressly stated. This letter is based, in part, upon the representations of the Company, the Holder and the Transfer Agent. To the extent any of the representations made by such persons or entities are false or inaccurate, this letter will automatically be retracted and may no longer be relied upon. This letter may be relied upon solely by the Transfer Agent in connection with the proposed transaction and may not be delivered to or relied upon by any governmental agency or other person or entity without the specific prior written consent of this firm.

If you have any questions or comments, please do not hesitate to contact us. Thank you.

Very truly yours,

FitzGerald Yap Kreditor, LLP

/s/ Lynne Boldue
Lynne Bolduc, Esq.

Cc: Glen Carnes, President, Global Vision Holdings, Inc.